DEFINITIVE AGREEMENT FOR QUADRA LITHIUM CLAIMS

All American Energy Corp.
250 East Fifth Street
15th Floor PMB#121
Cincinnati, OH 45202

THIS AGREEMENT (this "Agreement") made effective as of the 17th day of December, 2017 (the "Effective Date"),

AMONG:

Contigo Resources Ltd., a corporation formed pursuant to the laws of the Province of British Columbia, Canada and having an office for business at 460—688 Hastings Street West, Vancouver, BC, V1B 1P1 ("Contigo")

AND:

ALL AMERICAN ENERGY CORP., a company formed pursuant to the laws of the State of Nevada and having an office for business located at 250 East Fifth Street 15th Floor PMB #121 Cincinnati, OH 45202 ("All American Energy")

WHEREAS:

A. Contigo holds a one hundred per cent interest in the Quadra Lithum Claims (the "Property");

B. All American Energy wishes to acquire a one hundred percent equity interest in the Property;

C. All American Energy and Contigo have agreed to effect the required Share Issuance and cash payment, and to complete the acquisition; and

D. the parties are entering into this Agreement to formally document their agreement in respect of the matters referred to in the foregoing recitals.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, unless the context otherwise requires, the following terms will have the meanings hereinafter set forth:

> **"Affiliate"** means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a party to this Agreement;

"Quadra Lithium Claims" means that portion of the geographical area which is the subject of the Existing Licenses, as more particularly described in Schedule "A";

"Business" means the contractual relationship of the parties under this Agreement in relation to the Property;

"Business Day" means any day upon which chartered banks in Las Vegas, Nevada are open for business;

"Confidential Information" means the Existing Data, any information pertaining to the Property and all other information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) disclosed by one party to the other party hereunder that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either party but does not include any information, data, knowledge or know-how that is already in the receiving party's possession prior to receipt thereof from the disclosing party or that enters the public domain other than as a consequence of a breach of this Agreement by one of the parties or that comes into a party's possession from a third party who is not, to the knowledge of the receiving party after due enquiry, under an obligation of confidentiality to the other party to this Agreement;

"Constating Documents" means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation or any other instrument pursuant to which a legal entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, together with any amendments thereto, and/or which governs in whole or in part such entity's affairs;

"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through the legal or beneficial ownership of voting securities or membership interests, the right to appoint managers, directors or corporate officers, rights arising under operating agreements or other contracts, a voting trust or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

"Development" means all preparation (other than Exploration) on the Quadra Lithium Claims for the removal and recovery of Products, including the development of a mine and the construction and installation of processing facilities or any other improvements to be used for the mining, handling, milling or other processing of Products, and all related Environmental Compliance;

"Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

"Environmental Compliance" means all contractual commitments and all actions performed during or after Operations to comply with the requirements of all applicable Environmental Laws and related

to reclamation of the Quadra Lithium Claims;

"Environmental Laws" means Laws aimed at (i) reclamation or restoration of the Quadra Lithium Claims, (ii) abatement of pollution, protection of the environment, (iii) protection of wildlife, including endangered species, (iv) ensuring public safety from environmental hazards, (v) protection of cultural or historic resources, (vi) management, storage or control of hazardous materials and substances, (vii) releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater and (viii) all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

"Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, title, tenure, permit and legal documentation and other material information existing in respect of the Quadra Lithium Claims as of the Effective Date;

"Existing Licenses" means, collectively, Mineral Exploration Titles number

2450776	2450695	2450739	2450684	2450690	2450696
2450685	2450691	2450697	2450700	2450709	2450720
2450686	2450692	2450698	2450701	2450710	2450721
2450687	2450693	2450699	2450702	2450711	2450722
2450688	2450703	2450712	2450723	2450735	2450737
2450704	2450713	2450724	2450732	2450736	2450738
2450705	2450714	2450725	2450733	2450706	2450715
2450726	2466763	2450707	2450716	2450727	2466764
2450708	2450717	2450728	2450689	2450682	2450767
2450774	2450694				

issued by the Province of Quebec;

"Exploration" means all activities on the Quadra Lithium Claims directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance;

"Extraordinary Matter" means any matter to be voted upon by holders of Contigo common shares in respect of which, under applicable law, the rules and policies of any regulatory authority, stock exchange or stock quotation facility having jurisdiction or pursuant to an order of a court of competent jurisdiction:

(i) the approval of holders of Contigo common shares is to be given by special resolution;

(ii) the approval of holders of Quadra common shares is to be given by a "majority of the minority" or by some other super-majority; or

(iii) All American and/or any of its Affiliates is precluded from voting any Contigo common shares for or against the matter;

"Governmental Authority" means any national, central, federal, provincial, state, municipal or county government or regional authority and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

"**incur**" means to incur and pay;

"**Law**" or "**Laws**" means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

"**Mining**" means the mining, extracting, producing, handling, milling or other processing of Products;

"**Operations**" means Exploration and, if warranted, Development and other activities to be carried out and funded by All American under this Agreement;

"**party**" means Contigo or All American Energy, or any permitted successor or assign of Contigo or All American Energy under this Agreement;

"**Participating Interest**" means the percentage interest representing the beneficial ownership interest of a party in Contigo and the Quadra Lithium Claims;

"**Share Issuance**" has the meaning assigned to it in Section 2.1;

"**Products**" means all ores, minerals, mineral concentrates, metals, chemical by-products and refinements or partial refinements thereof produced from the Quadra Lithium Claims;

"**Property**" means the geographical area which is the subject of Mineral Title Numbers

2450776	2450695	2450739	2450684	2450690	2450696
2450685	2450691	2450697	2450700	2450709	2450720
2450686	2450692	2450698	2450701	2450710	2450721
2450687	2450693	2450699	2450702	2450711	2450722
2450688	2450703	2450712	2450723	2450735	2450737
2450704	2450713	2450724	2450732	2450736	2450738
2450705	2450714	2450725	2450733	2450706	2450715
2450726	2466763	2450707	2450716	2450727	2466764
2450708	2450717	2450728	2450689	2450682	2450767
2450774	2450694				

issued by the Province of Quebec;

;

"**Subject Transactions**" means,

(i) with respect to Contigo, the Share Issuance, cash payment and all other obligations of Contigo hereunder that, by their terms, become operative as of or after the Effective Date, and

(ii) with respect to All American Energy, the Share Issuance, cash payment and all other obligations of All American Energy hereunder that, by their terms, become operative as of or after the Effective Date;

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

(a) "this Agreement" means this agreement, including the schedules hereto, and not any particular

part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

(c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

(d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

(f) a reference in this Agreement to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(g) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word "including' is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

(h) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

(i) all references to "approval", "authorization" or "consent" in this Agreement mean written approval, authorization or consent.

PART 2
SHARE ISSUANCE AND CASH PAYMENT

Share Issuance

2.1 Within 60 days from the Effective Date, All American Energy will issue 525,000 restricted common shares priced at a deemed value of $.50 USD to Contigo and 175,000 restricted common shares priced at a deemed value of $.50 USD to Taylor Macdonald, a resident of the province of British Columbia, Canada (the "Share Issuance").

Anti-Dilution Protection

2.2 In the event that All American Energy consummates a sale of Common Stock for cash consideration (a "Financing") prior to July 1, 2018 (such applicable period, the "Anti-Dilution Period"), and the price

5 Qh

per share of such Common Stock shares sold in such Financing (the "Per Share Price") is less than $0.01per share (the "Anti-Dilution Price")(each as adjusted for stock splits, dividends, recapitalizations and the like), Contigo who were issued shares hereunder shall receive such additional number of Shares equal to a broad weighted average basis. This is to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable Anti-Dilution Price. Notwithstanding the above, no additional shares will be issued to Contigo pursuant to this Section 2.2 from the following issuances, which shall not trigger any anti-dilution adjustment and/or anti-dilution rights hereunder (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of this Agreement; (ii) upon the grant or exercise of any stock or options which may hereafter be issued, issuable, granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Company now existing or to be implemented in the future to employees or directors of, or consultants to, the Company; (iii) upon the issuance of any securities in connection with an acquisition by the Company; (iv) upon the issuance of any securities pursuant to a commitment by the Company that has been previously disclosed prior to the date hereof; (v) in connection with any offering of securities thru a registration statement with an institutional investor even if Per Share Price is below Anti-Dilution Price;(vi) in connection with the sale, exercise or conversion of any fixed or variable rate convertible securities, warrants or options; or (vii) in connection with the issuance of shares of Restricted Common Stock other than for cash consideration.

Cash Payment

2.3 Within 120 days from the Effective Date, All American Energy will pay to Contigo US $20,000.

PART 3
ACQUISITION OF CONTIGO'S QUADRA LITHIUM CLAIMS

Sale of Assets

3.1 Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby, Contigo will sell, convey, assign and transfer 100% of Contigo's interest in and to Purchased Assets (as defined below) to All American Energy.

> **"Purchased Assets"** means, collectively all tangible property, including but not limited to, furniture, fixtures, machinery, equipment, tools, and inventory (**"Inventory"**), and the following intangible property: all right, title and interest of Contigo's Quadra Lithium Claims, if any, under leases of personal property and equipment, intellectual property (including, without limitation, trademarks, tradenames, and service marks), telephone numbers and telephone listings, insurance policies, trade accounts receivable (**"Accounts"**), promissory notes arising from Accounts, all causes of action related to Purchased Assets, contingent and unliquidated claims, counterclaims and rights to setoff claims related to Purchased Assets, customer lists, goodwill and other intangible property related to the Quadra Lithium Claims, including but not limited to name branding, website domains, business design and all related documentation including financial models and projections, draft and executed contracts, presentations, marketing

materials, etc. The purchased assets are specific to the Quadra Lithium Claims that are contained in the Purchased Assets.

Consideration

3.2 In consideration of All American Energy's agreement to the Share Issuance and the Cash Payment, Contigo hereby sells 100% of Contigo's right, title and interest in and to Purchased Assets.

PART 4
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Both Parties

4.1 Each party warrants and represents to the other that:

(a) it is a corporation duly incorporated, organized and validly existing and current with respect to all filings required under the laws of its jurisdiction of incorporation, it has the corporate power and authority, and is duly licensed or qualified, to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of such party;

(b) its execution and delivery of this Agreement, including all matters contemplated hereby, has been authorized by all necessary corporate action and the party has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c) none of the execution and delivery of this Agreement, the implementation of the Subject Transactions or the fulfillment of, or compliance with, the terms and provisions hereof do or will, with the giving of notice or the lapse of time or otherwise,

(i) result in the breach of, or violate any term or provision of, the party's Constating Documents,

(ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which the party is a party or by which it is bound or to which any of its material assets are subject, or

(iii) result in the creation of any Encumbrance upon the party's interest in this Agreement or in the Quadra Lithium Claims; and

(d) no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the party in connection with the execution, delivery and performance of this Agreement by the party or the consummation by the party of the Subject Transactions; and

(e) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to general principles of equity.

Knowledge

4.2 For the purposes of any representation or warranty in this Part 4 made to a party's "knowledge", the term "knowledge" means actual knowledge of:

(a) the indicated conclusion in respect of the relevant matter; or

(b) facts that would reasonably lead to the indicated conclusion in respect of the relevant matter; on the part of the officers and employees of the representing party.

Survival of Representations and Warranties

4.3 The representations and warranties set forth above will survive for a period of two years after the Effective Date.

PART 5
CONDITIONS PRECEDENT

Conditions for the Benefit of Contigo

5.1 The obligations of Contigo to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Contigo without prejudice to its right to rely on any other or others of them:

(a) the representations and warranties of All American Energy contained in Section 4.1 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time; and

(b) each of the acts and undertakings of All American Energy to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it.

Conditions for the Benefit of All American Energy

5.2 The obligations of All American Energy to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by All American Energy without prejudice to its right to rely on any other or others of them:

(a) the representations and warranties of Contigo contained in Sections 4.1 and 4.2 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time;

(b) each of the acts and undertakings of Contigo to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it; and

(c) there will have been no material adverse change in the business, assets or financial condition of Contigo or any of its subsidiaries (provided that any decline in the market price of any precious or base metal will not be considered a material adverse change); and

Failure of Conditions Precedent

5.3 If a condition precedent to the obligations of a party in this Agreement have not been satisfied or

waived within the time provided, this Agreement will terminate automatically without prejudice to the right of such party to claim damages for breach of the terms of this Agreement where there has been default by the other party.

PART 6
CONFIDENTIALITY, USE AND DISCLOSURE OF INFORMATION

Confidential Information

6.1 Except as provided in Sections 6.2 and 6.3, or with the prior written consent of the other party, each party will keep confidential and not disclose to any third party or the public any Confidential Information.

Permitted Disclosure of Confidential Information

6.2 Either party may disclose Confidential Information to:

(a) a party's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such party's performance of its obligations under this Agreement;

(b) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing party;

(c) a third party with whom the disclosing party contemplates any independent business activity or operation; or

(d) a third party to whom the disclosing party contemplates a sale or other disposition of the whole or part of its Participating Interest.

The party disclosing Confidential Information pursuant to this Section 6.2 will disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 6.2 and who have agreed in writing supplied to, and enforceable by, the other party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Part 6. The party disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

Disclosure Required By Law

6.3 Notwithstanding anything contained in this Part 6, a party may disclose any Confidential Information if, in the opinion of the disclosing party's legal counsel:

(a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or

(b) such disclosure is legally required to be made pursuant to the applicable securities laws, rules

and regulations or, the rules or regulations of a stock exchange or similar trading market applicable to the disclosing party.

Prior to any disclosure of Confidential Information under this Section 6.3, the disclosing party will give the other party at least ten days' prior Notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing party will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other party in intervention in any such proceeding.

Public Announcements

6.4 Prior to making or issuing any press release or other public announcement or disclosure of the subject matter of this Agreement or any Confidential Information, a party will first consult with the other party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such party, there is not sufficient time to consult with the other party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing party will notify the other party before such announcement or disclosure is made if at all reasonably possible and, if not, as soon as reasonably possible thereafter. Any press release or other public announcement or disclosure to be issued by either party relating to the Business will also identify the other party.

PART 7
GENERAL PROVISIONS

Notices

7.1 All notices, payments and other required or permitted communications ("Notices") to either party will be in writing, and will be addressed respectively as follows:

If to Contigo:	Contigo Resources Ltd. 460—688 Hastings Street West Vancouver BC V1B 1P1 Attention: James Rogers
If to All American:	All American Energy Corp 250 East Fifth Street 15th Floor PMB #121 Cincinnati, Ohio 445202 Attention: Chris Vallos

All Notices will be given (a) by personal delivery to the party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices will be effective and will be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either party may change its address by Notice to the other party.

Waiver

10 JR

7.2 The failure of either party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a waiver of any provision of this Agreement or limit such party's right thereafter to enforce any provision or exercise any right.

Modification

7.3 No modification of this Agreement will be valid unless made in writing and duly executed by both parties.

Force Majeure

7.4 The obligations of a party will be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected party will promptly give Notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party will resume performance as soon as reasonably possible.

Further Assurance

7.5 Each of the parties will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

Entire Agreement

7.6 This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

Assignment

7.7 Except as expressly permitted elsewhere in this Agreement, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

Successors and Assigns

7.8 This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

Time

7.9 Time is of the essence of this Agreement.

Governing Law

7.10 This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

Counterparts

7.11 This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.

PART 8
ROYALTIES

Future Royalties

8.1 Upon the effectiveness of the transfer of title of the Purchased Assets from Contigo to All American Energy. All American Energy agrees to grant a 2% Royalty to Contigo as follows:

a 2% Net Smelter Returns Royalty (the "NSR") on the Mineral Claims and any claims or property All American Energy comes to own within 2 km of the limits of any of the Mineral Claims. Net Smelter Returns shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser from the sale of Mineral Products or proceeds received from an insurer in respect of Mineral Products. 1% of the NSR is purchasable by All American Energy upon payment of $750,000 USD to Contigo.

JR

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

CONTIGO RESOURCES LTD.

Per:

James Rogers
Director

ALL AMERICAN ENERGY CORP.

Per:

Christopher Vallos
President & Chief Executive Officer

SCHEDULE "A"

QUADRA LITHIUM CLAIMS


QUADRA QUEBEC LITHIUM
LEGEND
Quadra

Map Sheet	Row	Column	Area (ha)	Type of Title	Title No.	Status	Staking Date	Expiration Date	Superficie (Ha)	Work Required	Droits requis	Owners Name
NRC 33C01	18	8	52.87	CDC	2450694	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	19	8	52.86	CDC	2450776	Actif	23/06/2016 0:00	22/06/2018 23:59	52.86	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	18	9	52.87	CDC	2450695	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	19	9	52.86	CDC	2450739	Actif	22/06/2016 0:00	21/06/2018 23:59	52.86	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	10	52.89	CDC	2450684	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	17	10	52.88	CDC	2450690	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	18	10	52.87	CDC	2450696	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	11	52.88	CDC	2450685	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	17	11	52.88	CDC	2450691	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	18	11	52.87	CDC	2450697	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	11	52.91	CDC	2450700	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	11	52.9	CDC	2450709	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable

NRC 33C01	15	11	52.89	CDC	2450720	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	12	52.88	CDC	2450686	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	17	12	52.88	CDC	2450692	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	18	12	52.87	CDC	2450698	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	12	52.91	CDC	2450701	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	12	52.9	CDC	2450710	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	12	52.89	CDC	2450721	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	13	52.88	CDC	2450687	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	17	13	52.87	CDC	2450693	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	18	13	52.87	CDC	2450699	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	13	52.91	CDC	2450702	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	13	52.9	CDC	2450711	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	13	52.89	CDC	2450722	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	14	52.88	CDC	2450688	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	14	52.91	CDC	2450703	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	14	52.9	CDC	2450712	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	14	52.89	CDC	2450723	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	17	14	52.87	CDC	2450735	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	18	14	52.86	CDC	2450737	Actif	22/06/2016 0:00	21/06/2018 23:59	52.86	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	15	52.91	CDC	2450704	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	15	52.9	CDC	2450713	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	15	52.89	CDC	2450724	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	15	52.88	CDC	2450732	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	17	15	52.87	CDC	2450736	Actif	22/06/2016 0:00	21/06/2018 23:59	52.87	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	18	15	52.86	CDC	2450738	Actif	22/06/2016 0:00	21/06/2018 23:59	52.86	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	16	52.91	CDC	2450705	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	16	52.9	CDC	2450714	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	16	52.89	CDC	2450725	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	16	52.88	CDC	2450733	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable

NRC 33C01	13	17	52.91	CDC	2450706	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	17	52.9	CDC	2450715	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	17	52.89	CDC	2450726	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	17	52.88	CDC	2466763	Actif	20/10/2016 0:00	19/10/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	18	52.91	CDC	2450707	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	18	52.9	CDC	2450716	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	18	52.89	CDC	2450727	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	18	52.88	CDC	2466764	Actif	20/10/2016 0:00	19/10/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	13	19	52.91	CDC	2450708	Actif	22/06/2016 0:00	21/06/2018 23:59	52.91	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	19	52.9	CDC	2450717	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	19	52.89	CDC	2450728	Actif	22/06/2016 0:00	21/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	19	52.88	CDC	2450689	Actif	22/06/2016 0:00	21/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	14	20	52.9	CDC	2450682	Actif	22/06/2016 0:00	21/06/2018 23:59	52.9	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	15	20	52.89	CDC	2450767	Actif	23/06/2016 0:00	22/06/2018 23:59	52.89	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
NRC 33C01	16	20	52.88	CDC	2450774	Actif	23/06/2016 0:00	22/06/2018 23:59	52.88	$87.75	$148.48	Michel Robert (80127) 100 % (responsable
	56 claims		2961.69							$4914.00	$8314.88	